October 30, 2007

Azzad Funds

3141 Fairview Park Drive

Suite 460

Falls Church, VA  22042-4517

Ladies and Gentlemen:

We have acted as counsel to Azzad Funds, a business trust formed under the laws of the Commonwealth of Massachusetts (the "Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 11 to the Trust's Registration Statement on Form N-1A (File  Nos. 333-20177;  811-08021)  (the "Post-Effective   Amendment"), registering an indefinite number of shares of beneficial interest of each series of the Trust listed in Schedule A attached to this opinion letter (the "Shares") under the Securities Act of 1933, as amended (the "1933 Act").

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment.  For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Declaration of Trust, as amended  ("Declaration of Trust"), the By-laws of the Trust, and the actions of the Trust that  provide for the issuance of the Shares,  and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion, as set forth  herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal  laws of the United States of America and the laws of the Commonwealth of Massachusetts that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust.  We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that:

1.

The Shares to be issued pursuant to the  Post-Effective  Amendment have been duly authorized for issuance by the Trust; and

2.

When  issued  and  paid  for  upon  the  terms   provided  in  the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective  Amendment will be validly  issued,  fully paid and non-assessable.  In this regard, however, we note that the Trust is a Massachusetts  business trust and, under certain circumstances, shareholders  of a Massachusetts  business  trust  could  be held personally liable for the obligations of the Trust.

This opinion is rendered  solely in  connection  with the filing of the Post-Effective  Amendment and supersedes any previous  opinions of this firm in connection with the issuance of Shares.  This Legal Opinion is accurate as of the date indicated above.  We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment and to any references to this Legal Opinion or our firm as part of the Post-Effective  Amendment.

Very truly yours,

             Thompson Hine LLP

SCHEDULE A

Azzad Ethical Mid Cap Fund

Azzad Ethical Income Fund